Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-225651 on Form S-8 of our report dated February 28, 2019, relating to the financial statements of Avalara, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Avalara, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Seattle, Washington

February 28, 2019